Exhibit 99.1
PRESS RELEASE
For further information, contact:

David W. Pijor, Esq., Chairman and Chief Executive Officer
Phone: (703) 436-3802
Email: dpijor@fvcbank.com

Patricia A. Ferrick, President
Phone: (703) 436-3822
Email: pferrick@fvcbank.com
FOR IMMEDIATE RELEASE – October 22, 2024

FVCBankcorp, Inc. Announces Third Quarter 2024 Earnings;
Quarterly Net Income Increased 16% Year-Over-Year as Net Interest Income and Margin Continue to Improve

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ: FVCB) (the “Company”) today reported its financial results for the third quarter of 2024.

Third Quarter Selected Financial Highlights
•Enhanced Profitability. Return on average assets for the quarter ended September 30, 2024 was 0.85%, an increase of 21%, from 0.70% for the quarter ended September 30, 2023, and increased 10%, from 0.77%, for the linked quarter ended June 30, 2024.
•Increased Net Income. Net income increased compared to the year ago quarter and prior quarter. Net income totaled $4.7 million, or $0.25 diluted earnings per share, for the quarter ended September 30, 2024, compared to net income of $4.0 million, or $0.22 diluted earnings per share, for quarter ended September 30, 2023, and net income of $4.2 million, or $0.23 diluted earnings per share, for the quarter ended June 30, 2024.
•Continued Improvement in Net Interest Margin. Net interest margin increased 25 basis points, or 10%, to 2.64% for the third quarter of 2024, compared to 2.39% for the third quarter of 2023. On a linked quarter basis, net interest margin increased 5 basis points from 2.59% for the three months ended June 30, 2024.
•Solid Credit Quality. Classified loans decreased $19.9 million, or 86%, to $3.2 million at September 30, 2024 compared to the prior quarter. Nonaccrual loans decreased $744 thousand, or 23%, from prior quarter end, and were 0.16% of total assets at September 30, 2024. The Company recorded net recoveries of $63 thousand during the third quarter of 2024.
•Sound, Well Capitalized Balance Sheet. All of FVCbank’s (the “Bank”) regulatory capital components and ratios were well in excess of thresholds required to be considered "well capitalized", with total risk-based capital to risk-weighted assets of 14.52% at September 30, 2024, compared to 13.83% at December 31, 2023. The tangible common equity ("TCE") to tangible assets ("TA") ratio for the Bank increased to 10.21% at September 30, 2024, from 9.40% at September 30, 2023. The Bank’s investment securities are classified as available-for-sale, and therefore the unrealized losses on these securities are fully reflected in the TCE/TA ratio.

For the three months ended September 30, 2024, the Company recorded net income of $4.7 million, or $0.25 diluted earnings per share, an increase of $630 thousand, compared to $4.0 million, or $0.22 diluted earnings per shares, for the three months ended September 30, 2023. Compared to the linked quarter, net income increased $514 thousand for the three months ended September 30, 2024, from $4.2 million for the three months ended June 30, 2024. For the nine months ended September 30, 2024, the Company reported net income of $10.2 million, or $0.55 diluted earnings per share, an increase of $1.3 million, or 14%, compared to net income of $8.9 million, or $0.49 diluted earnings per share for the nine months ended September 30, 2023.

Commercial bank operating earnings (non-GAAP), which exclude the nonrecurring taxes recorded for the surrender of the Company’s bank-owned life insurance (“BOLI”) policies during the first quarter of 2024 and the loss on the sale of available-for-sale investment securities during the first quarter of 2023, for the nine months ended September 30, 2024 and 2023 were $12.6 million and $12.5 million, respectively, an increase of $76 thousand. Diluted commercial bank operating earnings per share (non-GAAP) for the nine month periods ended September 30, 2024 and 2023 were $0.68 and $0.69, respectively.

The Company considers commercial bank operating earnings a useful comparative financial measure of the Company’s operating performance over multiple periods. Commercial bank operating earnings are determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of non-GAAP financial measures to their most comparable financial measure in accordance with GAAP can be found in the tables below.

Management Comments
David W. Pijor, Esq., Chairman and Chief Executive Officer of the Company, said:

“Our disciplined approach to loan originations and deposit pricing continues to enhance our net interest income and margin for a third consecutive quarter. We continue to focus on attaining the full customer relationship which has allowed us to continue to originate loans to strong credit-worthy borrowers with compensating balances. During the third quarter of 2024, we originated over $59 million in loans, which were funded through loan maturities and deposit growth. Lastly, our partners at Atlantic Coast Mortgage (“ACM”) have continued profitability for the third quarter and year-to-date periods, which has enhanced our noninterest income for 2024.”

Statement of Condition
Total assets were $2.29 billion at September 30, 2024 and $2.19 billion at December 31, 2023, an increase of $102.7 million, or 5%. At September 30, 2023, total assets were $2.31 billion.

Loans receivable, net of deferred fees, were $1.87 billion at September 30, 2024, $1.83 billion at December 31, 2023, and $1.85 billion at September 30, 2023. Year-to-date, total loans, net of fees, increased $46.4 million, or 2.5%. For the three months ended September 30, 2024, loans receivable, net of fees, decreased $12.0 million, of which $13.6 million of this decrease is related to the warehouse line held by ACM. Excluding the warehouse line, loans increased $1.7 million for the quarter ended September 30, 2024. During the third quarter of 2024, loan originations totaled $58.7 million with a weighted average rate of 9.27%, and were primarily comprised of commercial and industrial loans. Loan renewals totaled $60.4 million and had a weighted average rate of 8.94%. Loans that paid off during the third quarter of 2024 totaled $51.6 million and had a weighted average rate of 7.52%.

Investment securities were $165.3 million at September 30, 2024, $171.9 million at December 31, 2023, and $216.4 million at September 30, 2023. Investment securities during the nine months ended September 30, 2024 decreased $6.6 million, primarily due to principal repayments and maturities totaling $11.2 million, offset by a decrease in the portfolio’s unrealized losses totaling $4.6 million.

Total deposits were $1.96 billion at September 30, 2024 and $1.85 billion at December 31, 2023, an increase of $115.5 million, or 6%. Noninterest-bearing deposits were $357.0 million at September 30, 2024, or 18.2% of total deposits, and decreased $16.8 million during the third quarter of 2024, as customers continue to sweep to interest-bearing deposit products. New noninterest- bearing deposits totaled $7.2 million for the quarter ended September 30, 2024. Cash inflows from new non-maturity deposits totaled $97.9 million for the quarter ended September 30, 2024, and were largely from 1031 exchange and title company deposits. The Company continues to grow its core deposit base and consistently sees new deposit inflows each quarter. As a member of the IntraFi Network, the Bank offers products to its customers who seek to maximize FDIC insurance protection (“reciprocal deposits”). At September 30, 2024 and December 31, 2023, reciprocal deposits totaled $238.1 million and $254.1 million, respectively, and are considered part of the Company’s core deposit base. Time deposits decreased $28.2 million to $246.5 million during the third quarter of 2024 compared to $274.7 million for the linked quarter ended June 30, 2024, as time deposits that were originated during 2023 with a weighted average rate of 5.16% matured in September.

At September 30, 2024, wholesale funding totaled $306.9 million and had a weighted average rate of 3.47% (including $250 million in pay-fixed/receive-floating interest rate swaps at an average rate of 3.25%). Wholesale funding at September 30, 2024 includes wholesale deposits totaling $249.9 million and other borrowed funds totaling $57.0 million. For the quarter ended September 30, 2024, wholesale funding had a weighted average rate of 3.50% compared to a weighted average rate of 3.72% for the quarter ended June 30, 2024.

Shareholders’ equity at September 30, 2024 was $230.8 million, an increase of $13.7 million, or 6%, from December 31, 2023. Year-to-date 2024 earnings contributed $10.2 million to the increase in shareholders’ equity. Common stock issued for stock options exercised contributed $2.1 million to shareholders’ equity for the 2024 year-to-date period. Accumulated other comprehensive loss decreased $1.4 million for the 2024 year-to-date period, which was primarily related to the change in the Company’s other comprehensive income associated with its available-for sale investment securities at September 30, 2024.

Book value per share at September 30, 2024 and December 31, 2023 was $12.68 and $12.19, respectively. Tangible book value per share (a non-GAAP financial measure which is defined in the tables below) at September 30, 2024 and December 31, 2023 was $12.27 and $11.77, respectively. Tangible book value per share, excluding accumulated other comprehensive loss (a non-GAAP financial measure which is defined in the tables below), at September 30, 2024 and December 31, 2023 was $13.52 and $13.12, respectively.

The Bank was well-capitalized at September 30, 2024, with total risk-based capital ratio of 14.52%, common equity tier 1 risk-based capital ratio of 13.48%, and tier 1 leverage ratio of 11.49%.

Asset Quality
For the three and nine months ended September 30, 2024, the Company released provisioning for credit losses totaling $200 thousand, and recorded provision expense totaling $6 thousand, respectively. This is compared to a release of provisioning for credit losses totaling $729 thousand and provision expense of $132 thousand for the three and nine months ended September 30, 2023, respectively. The allowance for credit losses (“ACL”) on loans to total loans, net of fees, was 1.02% at September 30, 2024, compared to 1.03% at December 31, 2023.

Nonaccrual loans and loans 90 days or more past due at September 30, 2024 totaled $3.6 million, or 0.16% of total assets, compared to $1.8 million, or 0.08% of total assets, at December 31, 2023. The increase in nonperforming loans at September 30, 2024 is primarily a result of one commercial & industrial loan relationship that was placed on nonaccrual during the first quarter of 2024. Classified loans decreased $19.9 million, or 86%, to $3.2 million at September 30, 2024 compared to the prior quarter. The Company had no other real estate owned at September 30, 2024.

The Company recorded net recoveries of $63 thousand and $68 thousand for the three and nine months ended September 30, 2024, respectively. At September 30, 2024 and December 31, 2023, the ACL on loans was $19.1 million and $18.9 million, respectively. ACL coverage to nonperforming loans decreased to 536% at September 30, 2024, compared to 1032% at December 31, 2023, as a result of the $1.7 million increase in nonperforming loans during 2024.

At September 30, 2024, commercial real estate loans totaled $1.06 billion, or 57% of total loans, net of fees, and construction loans totaled $173.8 million, or 9% of total loans, net of fees. Included in commercial real estate and construction loans are loans secured by office buildings totaling $137.4 million, or 7% of total loans, which are primarily located in the Virginia and Maryland suburbs of the Company’s market area, with $2.4 million, or 0.13% of total loans, located in Washington, D.C. Loans secured by retail shopping centers totaled $260.7 million, or 14% of total loans, at September 30, 2024. Loans secured by multi-family housing totaled $164.6 million, or 9% of total loans, at September 30, 2024. The commercial real estate portfolio, including construction loans, is diversified by asset type and geographic concentration. The Company has comprehensive policies to monitor, measure, and mitigate its loan concentrations within this portfolio segment, including rigorous credit approval, monitoring and administrative practices. The following table provides further stratification of these and additional classes of real estate loans at September 30, 2024 (dollars in thousands).

Owner Occupied Commercial Real Estate				Non-Owner Occupied Commercial Real Estate				Construction
Asset Class	Average Loan-to-Value (1)	Number of Total Loans	Bank Owned Principal (2)	Average Loan-to-Value (1)	Number of Total Loans	Bank Owned Principal (2)	Top 3 Geographic Concentration	Number of Total Loans	Bank Owned Principal (2)	Total Bank Owned Principal (2)	% of Total Loans
Office, Class A	68%	6	$7,426	46%	4	$3,688	Counties of Fairfax and Loudoun, Virginia and Montgomery County, Maryland	—	$—	$11,114
Office, Class B	49%	30	10,795	45%	28	56,782		—	—	67,577
Office, Class C	53%	8	5,095	38%	8	1,871		1	865	7,831
Office, Medical	38%	7	1,121	46%	7	41,312		1	8,426	50,859
Subtotal		51	$24,437		47	$103,653		2	$9,291	$137,381	7%

Retail- Neighborhood/Community Shop		—	$—	43%	30	$81,172	Prince George's County, Maryland, Baltimore County, MD, Fairfax County, VA	2	$11,358	$92,530
Retail- Restaurant	56%	8	7,113	44%	16	26,137		—	—	33,250
Retail- Single Tenant	58%	5	1,942	42%	20	36,155		—	—	38,097
Retail- Anchored,Other		—	—	51%	13	42,736		—	—	42,736
Retail- Grocery-anchored		—	—	46%	8	52,819		1	1,238	54,057
Subtotal		13	$9,055		87	$239,019		3	$12,596	$260,670	14%

Multi-family, Class A (Market)		—	$—		1	$—	Washington, D.C., Baltimore City, Maryland and Richmond City, Virginia	1	$1,044	$1,044
Multi-family, Class B (Market)		—	—	63%	20	69,252		—	—	69,252
Multi-family, Class C (Market)		—	—	55%	56	66,939		2	7,047	73,986
Multi-Family-Affordable Housing		—	—	52%	10	16,277		1	4,013	20,290
Subtotal		—	$—		87	$152,468		4	$12,104	$164,572	9%

Industrial	50%	41	$66,732	47%	38	$124,694	Prince William County, Virginia, Fairfax County, Virginia and Howard County, Maryland	1	$1,411	$192,837
Warehouse	54%	13	17,704	27%	8	9,327		—	—	27,031
Flex	50%	14	15,499	54%	14	56,144		2	—	71,643
Subtotal		68	$99,935		60	$190,165		3	$1,411	$291,511	16%

Hotels		—	$—	42%	9	$55,177		1	$7,315	$62,492	3%
Mixed Use	45%	10	$5,839	60%	36	$65,773		—	$—	$71,612	4%

Land			$—			$—		26	$55,588	$55,588	3%
1-4 Family construction			$—			$—		17	$50,274	$50,274	3%
Other (including net deferred fees)			$57,003			$60,454			$25,227	$142,684	8%

Total commercial real estate and construction loans, net of fees, at September 30, 2024			$196,269			$866,709			$173,806	$1,236,784	66%

At December 31, 2023			$212,889			$878,744			$147,998	$1,239,631	68%

(1) Loan-to-value is determined at origination date against current bank owned principal.
(2) Bank-owned principal is not adjusted for deferred fees and costs.
(3) Minimum debt service coverage policy is 1.30x for owner occupied and 1.25x for Non-Owner Occupied at origination.
The loans shown in the above table exhibit strong credit quality, reflecting two classified loans at September 30, 2024 totaling $1.6 million. During its assessment of the allowance for credit losses, the Company addressed the credit risks associated with these portfolio segments and believes that as a result of its conservative underwriting discipline at loan origination and its ongoing loan monitoring procedures, the Company has appropriately reserved for possible credit concerns in the event of a downturn in economic activity.

Minority Investment in Mortgage Banking Operation
In August 2021, the Company acquired a membership interest in ACM to diversify its loan portfolio while providing competitive residential mortgage products to its customers and to generate additional revenue. The Company’s investment in ACM is reflected as a nonconsolidated minority investment, and as such, the Company’s income generated from the investment is included in non-interest income. For the three months ended September 30, 2024 and 2023, the Company reported income of $278 thousand and a loss of $650 thousand, respectively, an increase of

$928 thousand. For the nine months ended September 30, 2024 and 2023, the Company recorded income of $425 thousand compared to a loss of $1.4 million, respectively, related to its investment in ACM.

Income Statement
The Company recorded net income of $4.7 million for the three months ended September 30, 2024, an increase of $630 thousand, or 16%, compared to $4.0 million for the three months ended September 30, 2023. Compared to the linked quarter, net income for the three months ended September 30, 2024 increased $514 thousand, or 12%, from $4.2 million for the quarter ended June 30, 2024.

Net interest income increased $879 thousand, or 7%, to $14.2 million for the quarter ended September 30, 2024, compared to $13.3 million for the third quarter of 2023, and increased $543 thousand, or 4%, compared to the linked quarter ended June 30, 2024. Compared to the year ago quarter ended September 30, 2023, the increase in net interest income for the third quarter of 2024 is primarily due to an increase in loan interest income as the loan portfolio reprices in this high interest rate environment.

The Company's net interest margin increased 25 basis points to 2.64% for the quarter ended September 30, 2024 compared to 2.39% for the year ago quarter ended September 30, 2023, and increased 5 basis points from 2.59% for the linked quarter ended June 30, 2024. The increase in net interest margin is a result of continued improvement in the yields of the Company’s loan portfolio and its management to control funding costs.

Compared to the year ago quarter ended September 30, 2023, interest income increased $1.8 million, or 7%, to $29.2 million, for the third quarter of 2024. Total interest income increased $1.3 million, or 5%, for the third quarter of 2024 compared to the linked quarter ended June 30, 2024. Loan interest income increased $2.1 million, or 8%, to $27.4 million for the three months ended September 30, 2024, compared to $25.2 million for the three months ended September 30, 2023, as average total loans only increased $10.3 million during this same comparable period. Compared to the linked quarter ended June 30, 2024, loan interest income increased $924 thousand, or 3%, as average total loans decreased $3.2 million.

The Company has actively managed its maturing commercial real estate loan portfolio and further diversified its loan mix toward commercial & industrial loans, which earn higher yields. Loan yields increased 43 basis points to 5.83% for the three months ended September 30, 2024 compared to the same period of 2023, and increased 21 basis points compared to the linked quarter ended June 30, 2024. The yield on earning assets increased 51 basis points to 5.46% for the three months ended September 30, 2024 compared to 4.95% for the same period of 2023, partially as a result of the balance sheet repositionings completed during 2023 along with the repricing of the Company’s variable rate loan portfolio and new loan originations.

At September 30, 2024, approximately $434.9 million, or 28%, of the Company’s commercial loan portfolio is expected to reprice in the next 12 months, which is comprised of the following: $112.8 million in fixed rate commercial loans, and $61.8 million in variable rate commercial loans, with an additional $260.3 million in floating rate loans priced currently at market rates. Within the following 24-36 months, $214.4 million in fixed rate commercial loans are scheduled to reprice and an additional $87.3 million in variable rate commercial loans are scheduled to reprice, representing 20% of the current loan portfolio. In the near term, the Company’s efforts to attain appropriate yields on new originations and the repricing of the commercial loan portfolio are expected to provide continued improvement in loan yields.

On a linked quarter basis, interest expense increased $718 thousand, or 5%, to $15.0 million for the third quarter of 2024 compared to the quarter ended June 30, 2024, and increased $926 thousand, or 7%, compared to the year ago quarter. Interest expense on other borrowed funds for the quarter ended September 30, 2024 decreased $587 thousand, or 51%, to $563 thousand from $1.2 million, for the quarter ended June 30, 2024, as the Company reduced its reliance on wholesale funding. Interest expense on deposits increased $1.3 million to $14.2 million for the three months ended September 30, 2024 compared to the three months ended June 30, 2024, reflecting the increase in average balances of non-maturity deposits during the third quarter of 2024. The cost of interest-bearing liabilities for the third quarter of 2024 was 3.80% compared to 3.74% for the second quarter of 2024, an increase of 6 basis points compared to an increase of 38 basis points from 3.42% for the year ago quarter, demonstrating the Company’s ability to slow the increase of funding costs during 2024. As a result of the Federal Open Market Committee decision to cut the federal funds rate by 0.50% on September 18, 2024, the Company has decreased interest rates on its various deposit products, the full impact of which will be reflected in the fourth quarter of 2024.

Net interest income for the nine months ended September 30, 2024 and 2023 was $40.7 million and $41.7 million, respectively, a decrease of $1.1 million, or 3%, year-over-year. Interest income increased $4.1 million, or 5%, to

$84.0 million for the nine months ended September 30, 2024 as compared to $80.0 million for the comparable 2023 period. Interest expense totaled $43.4 million for the nine months ended September 30, 2024, an increase of $5.1 million, compared to $38.2 million for the nine months ended September 30, 2023. The Company’s net interest margin for the nine months ended September 30, 2024 increased to 2.57% compared to 2.53% for the year-ago nine month period of 2023.

Noninterest income for the three months ended September 30, 2024 totaled $815 thousand compared $225 thousand for the three months ended September 30, 2023 and $871 thousand for the three months ended June 30, 2024.

Fee income from loans was $54 thousand for the quarter ended September 30, 2024, compared to $107 thousand for the third quarter of 2023, which included income from back-to-back loan swap transactions entered into during the third quarter of 2023. Service charges on deposit accounts totaled $301 thousand for the third quarter of 2024, compared to $284 thousand for the year ago quarter, and $279 thousand for the three months ended June 30, 2024. Income from bank-owned life insurance decreased $303 thousand to $70 thousand for the three months ended September 30, 2024, compared to $373 thousand for the same period of 2023, a direct result of the surrendered BOLI that occurred during the first quarter of 2024. As previously mentioned, income from the Company’s minority interest in ACM totaled $278 thousand for the three months ended September 30, 2024, compared to a loss of $650 thousand for the same period of 2023, and compared to income of $351 thousand for the linked quarter ended June 30, 2024.

For the year-to-date period ended September 30, 2024, the Company recorded noninterest income totaling $2.1 million, compared to a loss of $3.5 million for the nine months ended September 30, 2023, which was primarily associated with its securities sales transaction executed during the first quarter of 2023.

Noninterest expense totaled $9.2 million for the quarter ended September 30, 2024, an increase of $148 thousand, or 2%, compared to $9.0 million for the year ago quarter ended September 30, 2023. On a linked quarter basis, noninterest expense increased $200 thousand, or 2%, from $9.0 million for the three months ended June 30, 2024. The increase in noninterest expense during the third quarter of 2024 as compared to the linked quarter was primarily related to an increase in incentive accruals recorded during the third quarter of 2024. Compared to the year ago quarter, salaries and benefits expense decreased $414 thousand, or 8%, for the three months ended September 30, 2024, primarily as a result of reduced staffing and process improvement through the use of technology. Full-time equivalent employees have decreased from 126 at September 30, 2023, to 118 at December 31, 2023 to 111 at September 30, 2024, which includes vacancies that are in the process of being filled.

Occupancy expense decreased $82 thousand to $465 thousand for the three months ended September 30, 2024 compared to the year ago quarter ended September 30, 2023, primarily as a result of the office space reduction efforts completed during 2023. Internet banking and software expense increased $46 thousand to $706 thousand for the third quarter of 2024 compared to the quarter ended September 30, 2023, primarily as a result of the implementation of enhanced customer software solutions. Other operating expenses totaled $1.6 million for third quarter of 2024 compared to $1.2 million for the year ago quarter ended September 30, 2023, an increase of $456 thousand, which was primarily a result of loan workout expenses that were collected by the Bank during the third quarter of 2023. The Company continues to identify and assess opportunities to reduce operating expenses.

For the nine months ended September 30, 2024 and 2023, noninterest expense was $26.8 million and $27.3 million, respectively, a decrease of $444 thousand, or 2%, primarily as a result of the aforementioned decreases in salaries and benefits expenses and occupancy expense.

The efficiency ratio for core bank operating earnings (non-GAAP), which excludes the 2023 losses on the sale of available-for-sale investment securities, for the quarters ended September 30, 2024, June 30, 2024, and September 30, 2023, was 61.2%, 61.9%, and 66.7%, respectively. For the nine months ended September 30, 2024 and 2023, the efficiency ratio for core bank operating earnings (non-GAAP), excluding 2023 losses on the sale of available-for-sale investment securities, was 62.7% and 63.7%, respectively. A reconciliation of the aforementioned efficiency ratio, a non-GAAP financial measure, can be found in the tables below.

The Company recorded a provision for income taxes of $1.4 million and $1.2 million for the three months ended September 30, 2024 and 2023, respectively. For the nine months ended September 30, 2024 and 2023, provision for income taxes was $5.8 million and $1.9 million, respectively. The year-to-date 2024 period includes an additional $2.4 million which is associated with the Company surrendering its BOLI policies during the first quarter of 2024.

About FVCBankcorp, Inc.
FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $2.29 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington, D.C. metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 8 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington, D.C., and Baltimore, and Bethesda, Maryland.

For more information about the Company, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

Cautionary Note About Forward-Looking Statements
This press release may contain statements relating to future events or future results of the Company that are considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements. The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements: general business and economic conditions, including higher inflation and its impacts, nationally or in the markets that the Company serves could adversely affect, among other things, real estate valuations, unemployment levels, the ability of businesses to remain viable, consumer and business confidence, and consumer or business spending, which could lead to decreases in demand for loans, deposits, and other financial services that the Company provides and increases in loan delinquencies and defaults; the impact of the interest rate environment on our business, financial condition and results of operation, and its impact on the composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities; changes in the Company’s liquidity requirements could be adversely affected by changes in its assets and liabilities; changes in the assumptions underlying the establishment of reserves for possible credit losses and the possibility that future credit losses may be higher than currently expected; changes in market conditions, specifically declines in the commercial and residential real estate market, volatility and disruption of the capital and credit markets, and soundness of other financial institutions the Company does business with; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; the Company’s investment securities portfolio is subject to credit risk, market risk, and liquidity risk as well as changes in the estimates used to value the securities in the portfolio; declines in the Company’s common stock price or the occurrence of what management would deem to be a triggering event that could, under certain circumstances, cause us to record a noncash impairment charge to earnings in future periods; geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues or emergencies, and other catastrophic events; the management of risks inherent in the Company’s real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of loan collateral and the ability to sell collateral upon any foreclosure; the impact of changes in bank regulatory conditions, including laws, regulations and policies concerning capital requirements, deposit insurance premiums, taxes, securities, and the application thereof by regulatory bodies; the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the Securities and Exchange Commission (the “SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setting bodies; competitive pressures among financial services companies, including the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the effect of acquisitions and partnerships the Company may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; the Company’s involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; and potential exposure to fraud, negligence, computer theft and cyber-crime, and the Company’s ability to maintain the security of its data processing and information technology systems. The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, including those discussed in the section entitled “Risk Factors,” and in the Company’s other periodic and current reports filed with the SEC. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on our forward-looking information and statements. We will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict their occurrence or how they will affect the Company’s operations, financial condition or results of operations.

FVCBankcorp, Inc.
Selected Financial Data
(Dollars in thousands, except share data and per share data)
(Unaudited)

	At or For the Three Months Ended,		For the Nine Months Ended,		At or For the Three Months Ended,
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023	June 30, 2024	December 31, 2023
Selected Balances
Total assets	$2,293,282	$2,305,472			$2,299,194	$2,190,558
Total investment securities	165,296	216,410			162,428	171,859
Total loans, net of deferred fees	1,874,946	1,849,513			1,886,929	1,828,564
Allowance for credit losses on loans	(19,067)	(18,849)			(19,208)	(18,871)
Total deposits	1,960,767	1,995,971			1,968,752	1,845,292
Subordinated debt	19,666	19,606			19,652	19,620
Other borrowings	57,000	50,000			57,000	85,000
Reserve for unfunded commitments	510	673			506	602
Total stockholders’ equity	230,830	211,246			226,491	217,117
Summary Results of Operations
Interest income	$29,233	$27,427	$84,032	$79,964	$27,972	$26,651
Interest expense	15,019	14,092	43,356	38,227	14,301	13,992
Net interest income	14,214	13,335	40,676	41,737	13,671	12,659
Provision for credit losses	(200)	(729)	6	132	206	—
Net interest income after provision for credit losses	14,414	14,064	40,670	41,605	13,464	12,659
Noninterest income - loan fees, service charges and other	467	502	1,329	1,445	454	420
Noninterest income - bank owned life insurance	70	373	326	1,067	66	385
Noninterest income (loss) on minority membership interest	278	(650)	426	(1,431)	351	321
Noninterest loss on sale of available-for-sale investment securities	- -	—	- -	(4,592)	—	(10,985)
Noninterest expense	9,196	9,048	26,817	27,261	8,996	9,402
Income (Loss) before taxes	6,033	5,241	15,934	10,833	5,340	(6,602)
Income tax expense (benefit)	1,364	1,202	5,770	1,941	1,185	(1,531)
Net income (loss)	4,669	4,039	10,164	8,892	4,155	(5,071)
Per Share Data
Net income (loss), basic	$0.26	$0.23	$0.56	$0.50	$0.23	$(0.28)
Net income (loss), diluted	$0.25	$0.22	$0.55	$0.49	$0.23	$(0.28)
Book value	$12.68	$11.87			$12.45	$12.19
Tangible book value (1)	$12.27	$11.44			$12.04	$11.77
Tangible book value, excluding accumulated other comprehensive losses (1)	$13.52	$13.39			$13.26	$13.12
Shares outstanding	18,204,455	17,802,173			18,186,147	17,806,995
Selected Ratios
Net interest margin (2)	2.64%	2.39%	2.57%	2.53%	2.59%	2.37%
Return on average assets (2)	0.85%	0.70%	0.62%	0.52%	0.77%	(0.92)%
Return on average equity (2)	8.15%	7.57%	6.04%	5.68%	7.42%	(9.51)%
Efficiency (3)	61.19%	66.73%	62.72%	71.32%	61.86%	NM
Loans, net of deferred fees to total deposits	95.62%	92.66%			95.84%	99.09%
Noninterest-bearing deposits to total deposits	18.21%	21.39%			18.99%	21.50%
Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP)(4)
GAAP net income (loss) reported above	$4,669	$4,039	$10,164	$8,892	$4,155	$(5,071)
Add: Loss on sale of available-for-sale investment securities	—	—	—	4,592	—	10,985
Add: Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	—	—	2,386	—	—	—
Add: Office space reduction and severance costs	—	—	—	—	—	336
Subtract: Non-recurring valuation adjustment of minority investment	—	—		—	—	(1,258)
Subtract: provision for income taxes associated with non-GAAP adjustments	—	—	—	(1,010)	—	(2,214)
Adjusted Net Income, core bank operating earnings (non-GAAP)	$4,669	$4,039	$12,550	$12,474	$4,155	$2,778
Adjusted Earnings per share - basic (non-GAAP core bank operating earnings)	$0.26	$0.23	$0.70	$0.70	$0.23	$0.16
Adjusted Earnings per share - diluted (non-GAAP core bank operating earnings)	$0.25	$0.22	$0.68	$0.69	$0.23	$0.15
Adjusted Return on average assets (non-GAAP core bank operating earnings)	0.85%	0.70%	0.77%	0.73%	0.77%	0.50%
Adjusted Return on average equity (non-GAAP core bank operating earnings)	8.15%	7.57%	7.46%	7.97%	7.42%	5.21%
Adjusted Efficiency ratio (non-GAAP core bank operating earnings)(3)	61.19%	66.73%	62.72%	63.67%	61.86%	65.77%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	10.21%	9.40%			9.99%	10.12%
Total risk-based capital (to risk weighted assets)	14.52%	13.93%			14.13%	13.83%
Common equity tier 1 capital (to risk weighted assets)	13.48%	12.92%			13.09%	12.80%
Tier 1 leverage (to average assets)	11.49%	10.62%			11.31%	10.77%
Asset Quality
Nonperforming loans	$3,556	$1,510			$3,187	$1,829
Nonperforming loans to total assets	0.16%	0.07%			0.13%	0.08%
Nonperforming assets to total assets	0.16%	0.07%			0.13%	0.08%
Allowance for credit losses on loans to loans	1.02%	1.06%			1.02%	1.03%
Allowance for credit losses on to nonperforming loans	536.19%	1292.85%			602.70%	1031.77%
Net (recoveries ) charge-offs	$(63)	$(7)	$(68)	$326	$(5)	$49
Net charge-offs (recoveries) to average loans (2)	(0.01)%	—%	(0.01)%	0.02%	—%	0.01%
Selected Average Balances
Total assets	$2,187,583	$2,302,870	$2,172,666	$2,293,565	$2,170,786	$2,210,366
Total earning assets	2,142,155	2,214,923	2,116,436	2,207,797	2,123,431	2,123,455
Total loans, net of deferred fees	1,879,152	1,868,819	1,867,503	1,856,008	1,882,342	1,825,472
Total deposits	1,855,513	2,033,941	1,813,794	1,941,387	1,798,734	1,836,826
Other Data
Noninterest-bearing deposits	$357,027	$427,036			$373,848	$396,724
Interest-bearing checking, savings and money market	1,107,335	904,639			1,070,360	896,969
Time deposits	246,527	381,770			274,684	306,349
Wholesale deposits	249,876	282,526			249,860	245,250

(1) Non-GAAP Reconciliation
(Dollars in thousands, except per share data)
Total shareholders’ equity	$230,830	$211,246			$226,491	$217,117
Less: goodwill and intangibles, net	(7,457)	(7,632)			(7,497)	(7,585)
Tangible Common Equity	$223,373	$203,614			$218,994	$209,532
Less: Accumulated Other Comprehensive Income (Loss) ("AOCI")	(22,721)	(34,834)			(22,152)	(24,160)
Tangible Common Equity excluding AOCI	$246,094	$238,448			$241,146	$233,692

Book value per common share	$12.68	11.87			$12.45	$12.19
Less: intangible book value per common share	(0.41)	(0.43)			(0.41)	(0.42)
Tangible book value per common share	$12.27	$11.44			$12.04	$11.77
Less: AOCI (loss) per common share	(1.25)	(1.95)			(1.22)	(1.35)
Tangible book value per common share, excluding AOCI	$13.52	$13.39			$13.26	$13.12
(2)Annualized.
(3)Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(4)Some of the financial measures discussed throughout the press release are “non-GAAP financial measures.” In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated statements of income, condition, or statements of cash flows.

FVCBankcorp, Inc.
Summary Consolidated Statements of Condition
(Dollars in thousands)
(Unaudited)

	September 30, 2024	June 30, 2024	% Change Current Quarter	December 31, 2023	September 30, 2023	% Change From Year Ago

Cash and due from banks	$10,051	$10,226	(1.7)%	$8,042	$7,560	33.0%
Interest-bearing deposits at other financial institutions	167,575	154,359	8.6%	52,480	89,440	87.4%
Investment securities	165,296	162,429	1.8%	171,859	216,410	(23.6)%
Restricted stock, at cost	8,186	8,186	—%	9,488	7,745	5.7%
Loans, net of fees:
Commercial real estate	1,062,978	1,083,481	(1.9)%	1,091,633	1,097,726	(3.2)%
Commercial and industrial	288,821	268,921	7.4%	216,367	215,764	33.9%
Commercial construction	173,806	164,736	5.5%	147,998	154,559	12.5%
Consumer real estate	331,713	339,146	(2.2)%	363,317	367,345	(9.7)%
Warehouse facilities	10,777	24,425	(55.9)%	3,506	7,887	36.6%
Consumer nonresidential	6,851	6,220	10.1%	5,743	6,232	9.9%
Total loans, net of fees	1,874,946	1,886,929	(0.6)%	1,828,564	1,849,513	1.4%
Allowance for credit losses on loans	(19,067)	(19,208)	(0.7)%	(18,871)	(18,849)	1.2%
Loans, net	1,855,879	1,867,721	(0.6)%	1,809,693	1,830,664	1.4%

Premises and equipment, net	866	915	(5.4)%	997	1,047	(17.3)%
Goodwill and intangibles, net	7,457	7,497	(0.5)%	7,585	7,632	(2.3)%
Bank owned life insurance (BOLI)	9,148	9,078	0.8%	56,823	56,438	(83.8)%
Other assets	68,824	78,783	(12.6)%	73,591	88,536	(22.3)%
Total Assets	$2,293,282	$2,299,194	(0.3)%	$2,190,558	$2,305,472	(0.5)%

Deposits:
Noninterest-bearing	$357,028	$373,848	(4.5)%	$396,724	$427,036	(16.4)%
Interest checking	615,839	631,162	(2.4)%	576,471	651,064	(5.4)%
Savings and money market	491,496	439,198	11.9%	320,498	253,575	93.8%
Time deposits	246,527	274,684	(10.3)%	306,349	381,770	(35.4)%
Wholesale deposits	249,877	249,860	—%	245,250	282,526	(11.6)%
Total deposits	1,960,767	1,968,752	(0.4)%	1,845,292	1,995,971	(1.8)%

Other borrowed funds	57,000	57,000	—%	85,000	50,000	—%
Subordinated notes, net of issuance costs	19,666	19,652	0.1%	19,620	19,606	0.3%
Reserve for unfunded commitments	510	506	0.8%	602	673	(24.2)%
Other liabilities	24,509	26,793	(8.5)%	22,927	27,976	(12.4)%

Shareholders’ equity	230,830	226,491	1.9%	217,117	211,246	9.3%
Total Liabilities & Shareholders' Equity	$2,293,282	$2,299,194	(0.3)%	$2,190,558	$2,305,472	(0.5)%

FVCBankcorp, Inc.
Summary Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	September 30, 2024	June 30, 2024	% Change Current Quarter	September 30, 2023	% Change From Year Ago

Net interest income	$14,214	$13,671	4.0%	$13,335	6.6%
Provision for credit losses	(200)	206	(197.1)%	(729)	(72.6)%
Net interest income after provision for credit losses	14,414	13,465	7.0%	14,064	2.5%

Noninterest income:
Fees on loans	54	38	42.1%	107	(49.5)%
Service charges on deposit accounts	301	279	7.9%	284	6.0%
BOLI income	70	66	6.1%	373	(81.2)%
Income (Loss) from minority membership interest	278	351	(20.8)%	(650)	142.8%
Other fee income	112	137	(18.2)%	111	0.9%
Total noninterest income	815	871	(6.4)%	225	262.2%

Noninterest expense:
Salaries and employee benefits	4,853	4,690	3.5%	5,267	(7.9)%
Occupancy expense	465	515	(9.7)%	547	(15.0)%
Internet banking and software expense	706	730	(3.3)%	660	7.0%
Data processing and network administration	727	667	9.0%	601	21.0%
State franchise taxes	589	590	(0.2)%	584	0.9%
Professional fees	224	228	(1.8)%	213	5.2%
Other operating expense	1,632	1,575	3.6%	1,176	38.8%
Total noninterest expense	9,196	8,996	2.2%	9,048	1.6%
Net income before income taxes	6,033	5,340	13.0%	5,241	15.1%
Income tax expense	1,364	1,185	15.1%	1,202	13.5%
Net Income	$4,669	$4,155	12.4%	$4,039	15.6%

Earnings per share - basic	$0.26	$0.23	13.0%	$0.23	14.6%
Earnings per share - diluted	$0.25	$0.23	8.7%	$0.22	13.1%
Weighted-average common shares outstanding - basic	18,195,102	18,000,491	1.1%	17,800,108	2.2%
Weighted-average common shares outstanding - diluted	18,433,125	18,341,906	0.5%	18,274,432	0.9%

Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP):
GAAP net income reported above	$4,669	$4,155		$4,039
Subtract: provision for income taxes associated with non-GAAP adjustments	—	—		—
Adjusted Net Income, core bank operating earnings (non-GAAP)	$4,669	$4,155		$4,039
Adjusted Earnings per share - basic (non-GAAP core bank operating earnings)	$0.26	$0.23		$0.23
Adjusted Earnings per share - diluted (non-GAAP core bank operating earnings)	$0.25	$0.23		$0.22

Adjusted Return on average assets (non-GAAP core bank operating earnings)	0.85%	0.77%		0.70%
Adjusted Return on average equity (non-GAAP core bank operating earnings)	8.15%	7.42%		7.57%
Adjusted Efficiency ratio (non-GAAP core bank operating earnings)	61.19%	61.86%		66.73%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$4,669	$4,155	$4,039
Add: Provision for credit losses	(200)	206	(729)
Add: Income tax expense	1,364	1,185	1,202
Adjusted Pre-tax pre-provision income	$5,833	$5,546	$4,512
Adjusted Earnings per share - basic (non-GAAP pre-tax pre-provision)	$0.32	$0.31	$0.25
Adjusted Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$0.32	$0.30	$0.25

Adjusted Return on average assets (non-GAAP pre-tax pre-provision)	1.07%	1.02%	0.78%
Adjusted Return on average equity (non-GAAP pre-tax pre-provision)	10.18%	9.91%	8.45%

FVCBankcorp, Inc.
Summary Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	For the Nine Months Ended
	September 30, 2024	September 30, 2023	% Change

Net interest income	$40,676	$41,737	(2.5)%
Provision for credit losses	6	132	(95.5)%
Net interest income after provision for credit losses	40,670	41,605	(2.2)%

Noninterest income:
Fees on loans	141	352	(59.9)%
Service charges on deposit accounts	841	731	15.0%
BOLI income	326	1,067	(69.4)%
Income (Loss) from minority membership interest	425	(1,431)	(129.7)%
Loss on sale of available-for-sale investment securities	—	(4,592)	(100.0)%
Other fee income	348	362	(3.9)%
Total noninterest income (loss)	2,081	(3,511)	(159.3)%

Noninterest expense:
Salaries and employee benefits	14,073	15,374	(8.5)%
Occupancy expense	1,502	1,785	(15.9)%
Internet banking and software expense	2,130	1,804	18.1%
Data processing and network administration	2,029	1,834	10.6%
State franchise taxes	1,768	1,753	0.9%
Professional fees	694	644	7.8%
Other operating expense	4,621	4,067	13.6%
Total noninterest expense	26,817	27,261	(1.6)%
Net income before income taxes	15,934	10,833	47.1%
Income tax expense	5,770	1,941	197.3%
Net Income	$10,164	$8,892	14.3%

Earnings per share - basic	$0.56	$0.50	11.4%
Earnings per share - diluted	$0.55	$0.49	12.6%
Weighted-average common shares outstanding - basic	18,008,117	17,696,101	1.8%
Weighted-average common shares outstanding - diluted	18,364,171	18,209,830	0.8%

Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP):
GAAP net income reported above	$10,164	$8,892
Add: Loss on sale of available-for-sale investment securities	—	4,592
Add: Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	2,386	—
Subtract: provision for income taxes associated with non-GAAP adjustments	—	(1,010)
Adjusted Net Income, core bank operating earnings (non-GAAP)	$12,550	$12,474
Adjusted Earnings per share - basic (non-GAAP core bank operating earnings)	$0.70	$0.70
Adjusted Earnings per share - diluted (non-GAAP core bank operating earnings)	$0.68	$0.69

Adjusted Return on average assets (non-GAAP core bank operating earnings)	0.77%	0.73%
Adjusted Return on average equity (non-GAAP core bank operating earnings)	7.46%	7.97%
Adjusted Efficiency ratio (non-GAAP core bank operating earnings)	62.72%	63.67%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$10,164	$8,892
Add: Provision for credit losses	6	132
Add: loss on sale of investment securities	—	4,592
Add: Non-recurring tax and 10% modified endowment contract penalty on early surrender of BOLI policies	2,386	—
(Subtract) Add: Income tax expense	3,384	1,941
Adjusted Pre-tax pre-provision income	$15,940	$15,557
Adjusted Earnings per share - basic (non-GAAP pre-tax pre-provision)	$0.89	$0.88
Adjusted Earnings per share - diluted (non-GAAP pre-tax pre-provision)	$0.87	$0.85

Adjusted Return on average assets (non-GAAP pre-tax pre-provision)	0.98%	0.90%
Adjusted Return on average equity (non-GAAP pre-tax pre-provision)	9.47%	9.93%

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	9/30/2024			6/30/2024			9/30/2023
	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$1,075,258	$13,969	5.20%	$1,087,064	$13,795	5.08%	$1,106,429	$13,586	4.91%
Commercial and industrial	268,484	5,558	8.28%	253,485	5,022	7.92%	218,815	4,071	7.44%
Commercial construction	168,155	3,175	7.55%	162,711	2,918	7.17%	154,569	2,780	7.19%
Consumer real estate	334,385	4,047	4.84%	347,180	4,116	4.74%	363,713	4,359	4.79%
Warehouse facilities	26,043	489	7.51%	26,000	483	7.44%	19,944	331	6.65%
Consumer nonresidential	6,827	143	8.38%	5,902	123	8.34%	5,349	116	8.67%
Total loans	1,879,152	27,381	5.83%	1,882,342	26,457	5.62%	1,868,819	25,243	5.40%

Investment securities (2)	205,019	1,050	2.05%	211,630	1,114	2.10%	281,382	1,308	1.86%
Interest-bearing deposits at other financial institutions	57,984	802	5.50%	29,459	401	5.48%	64,722	876	5.37%
Total interest-earning assets	2,142,155	$29,233	5.46%	2,123,431	$27,972	5.27%	2,214,923	$27,427	4.95%

Non-interest earning assets:
Cash and due from banks	7,443			7,553			6,721
Premises and equipment, net	892			979			1,083
Accrued interest and other assets	56,312			57,755			99,575
Allowance for credit losses	(19,219)			(18,932)			(19,432)
Total Assets	$2,187,583			$2,170,786			$2,302,870

Interest-bearing liabilities:
Interest checking	$620,256	$5,652	3.62%	$549,071	$4,622	3.39%	$641,746	$5,134	3.17%
Savings and money market	362,663	3,482	3.82%	334,627	3,081	3.70%	240,504	1,544	2.55%
Time deposits	264,125	2,929	4.41%	286,910	3,104	4.35%	359,217	3,550	3.92%
Wholesale deposits	249,851	2,136	3.40%	249,846	2,087	3.36%	366,667	3,571	3.86%
Total interest-bearing deposits	1,496,895	14,199	3.77%	1,420,454	12,894	3.65%	1,608,134	13,799	3.40%

Other borrowed funds	57,000	563	3.93%	99,758	1,150	4.63%	9,141	35	1.53%
Subordinated notes, net of issuance costs	19,656	257	5.21%	19,639	257	5.27%	19,597	259	5.21%
Total interest-bearing liabilities	1,573,551	$15,019	3.80%	1,539,851	$14,301	3.74%	1,636,872	$14,093	3.42%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	358,618			378,280			425,807
Other liabilities	26,252			28,741			26,681
Shareholders’ equity	229,162			223,914			213,510
Total Liabilities and Shareholders' Equity	$2,187,583			$2,170,786			$2,302,870
Net Interest Margin		$14,214	2.64%		$13,671	2.59%		$13,335	2.39%
(1)Non-accrual loans are included in average balances.
(2)The average balances for investment securities includes restricted stock.

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Nine Months Ended
	9/30/2024			9/30/2023
	Average Balance	Interest Income/Expense	Average Yield	Average Balance	Interest Income/Expense	Average Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$1,084,436	$41,325	5.08%	$1,107,935	$39,807	4.79%
Commercial and industrial	250,106	14,941	7.97%	206,447	11,254	7.27%
Commercial construction	161,159	8,845	7.32%	154,862	8,233	7.09%
Consumer real estate	346,771	12,604	4.85%	356,430	12,648	4.73%
Warehouse facilities	18,885	1,060	7.48%	24,272	1,265	6.95%
Consumer nonresidential	6,146	377	8.18%	6,062	418	9.20%
Total loans	1,867,503	79,152	5.65%	1,856,008	73,625	5.29%

Investment securities (2)	210,536	3,305	2.09%	299,078	4,317	1.93%
Interest-bearing deposits at other financial institutions	38,397	1,575	5.48%	52,711	2,022	5.13%
Total interest-earning assets	2,116,436	$84,032	5.29%	2,207,797	$79,964	4.83%

Non-interest earning assets:
Cash and due from banks	6,982			6,159
Premises and equipment, net	949			1,147
Accrued interest and other assets	67,311			96,985
Allowance for credit losses	(19,012)			(18,523)
Total Assets	$2,172,666			$2,293,565

Interest-bearing liabilities:
Interest checking	$556,650	$14,215	3.41%	$564,765	$11,595	2.74%
Savings and money market	332,663	9,071	3.64%	259,308	4,307	2.22%
Time deposits	283,897	9,240	4.35%	351,762	9,292	3.53%
Wholesale deposits	268,295	7,108	3.54%	332,217	9,398	3.78%
Total interest-bearing deposits	1,441,505	39,634	3.67%	1,508,052	34,592	3.07%

Other borrowed funds	88,082	2,950	4.47%	98,378	2,862	3.89%
Subordinated notes, net of issuance costs	19,640	772	5.25%	19,583	773	5.27%
Total interest-bearing liabilities	1,549,227	$43,356	3.74%	1,626,013	$38,227	3.14%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	372,289			433,335
Other liabilities	26,759			25,413
Shareholders’ equity	224,391			208,804
Total Liabilities and Shareholders' Equity	$2,172,666			$2,293,565
Net Interest Margin		$40,676	2.57%		$41,737	2.53%
(1)Non-accrual loans are included in average balances.
(2)The average balances for investment securities includes restricted stock.